                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN



                             COSTILLA ENERGY, INC. ,

                                       AS

                                     SELLER


                                       AND

                         LOUIS DREYFUS NATURAL GAS CORP.

                                       AS


                                      BUYER




NOTICE: THIS AGREEMENT CONTAINS INDEMNITY PROVISIONS WHICH INDEMNIFY AND RELEASE THE INDEMNIFIED PARTY FROM ITS OWN NEGLIGENCE AND OTHER LEGAL FAULT.

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") dated as of April 20, 2000 (the "EXECUTION DATE") is between COSTILLA ENERGY, INC., a Delaware corporation, whose address is 400 West Illinois, Suite 1000, Midland, Texas 79701 ("SELLER"), and LOUIS DREYFUS NATURAL GAS CORP., an Oklahoma corporation whose address is 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma, 73134 ("BUYER").

         In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SELLER and BUYER agree as follows:

                          ARTICLE 1. PURCHASE AND SALE

         1.1 THE PROPERTIES. Subject to the terms and conditions of this Agreement, SELLER agrees to sell and convey to BUYER, and BUYER agrees to purchase from SELLER, effective as of 7:00 a.m. April 1, 2000, at the location of the respective Properties (as herein defined) (the "EFFECTIVE TIME") all of SELLER's right, title, and interest (the "SALE INTEREST") in and to all of the following described assets and properties of SELLER, less and except the "EXCLUDED ASSETS" (as herein defined):

                  (a) All oil, gas and/or other mineral ownership rights and estates of every kind and nature, wheresoever situated, including, without limitation, the oil, gas and/or other mineral leases, leasehold estates and other oil and gas interests, described in EXHIBIT "A" attached hereto (the "LEASES"), in and to the lands described in Exhibit "A" attached hereto (the "LANDS");

                  (b) All producing, nonproducing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Lands or lands pooled or unitized therewith (the "WELLS"), including, without limitation, the wells described on Exhibit "B" attached hereto, and all personal property, equipment, fixtures, compressors, pipelines, gathering, disposal, transportation, storage and treating facilities and other improvements located on, related to, appurtenant to or used or useful in connection with the Wells, Leases or Lands;

                  (c) All rights, privileges, benefits and power held by or conferred upon the Seller as to any pooled or unitized acreage included as a whole or in part within the unit(s) for any Leases and Lands or that accrue or are attributable to the Wells, including all production from the pooled or unitized acreage allocated to any such Leases or Wells; all interests in any Wells within the unit or pool associated with such Leases whether such unitized or pooled production comes from Wells located within or without the areas covered by any Leases; and tenements, hereditaments and appurtenances belonging to such pooled or unitized acreage, including, without limitation, the units described on Exhibit "B" ("UNITS");


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

                  (d) Together with;

                           (i) That certain Due Diligence Use Agreement dated
May 28, 1999, between SELLER and Prize Energy Corp. and covering lands in Lavaca, Jackson and Colorado Counties, Texas (the "Prize Agreement"), and to the extent transferable by SELLER, all farmout and farmin agreements, operating agreements, joint exploration agreements, due diligence use agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, licenses, rights and obligations with respect to Imbalances (as herein defined) and other contracts or agreements covering or affecting any or all of the interests described or referred to above (the "CONTRACTS");

                           (ii) To the extent transferable, all easements,
rights-of-way, surface leases, fee estates, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

                           (iii) All of SELLER's proprietary geophysical and
seismic data (including, but not limited to, that described on Schedule 1.1(d)(iii)), geological and other technical data and interpretations, and to the extent transferable without charge or cost to SELLER, all similar non-proprietary data and information;

                           (iv) All oil, condensate, natural gas, natural gas
liquids, other gases (including carbon dioxide) and other minerals produced after the Effective Time attributable to the above described interests;

                           (v) The Records as defined in Section 12.3.

                  (e) All trucks, trailers and other certificated vehicles of SELLER (the "VEHICLES"), including without limitation the Vehicles depicted on
Schedule 1.1(e) hereto; and

                  (f) All ownership rights of SELLER in plants, yards and other facilities, together with all structures, fixtures, tools, equipment and other machinery situated on the above described interests, including without limitation the lands on which the plants, yards and other facilities are situated as described on Schedule 1.1(f) and the compressors owned by SELLER listed on Schedule 1.1(f-l) hereto.

         All of the above real and personal properties, rights, titles, and interests described in subparagraphs (a) through (f) above (excluding the Records), less and except the Excluded Assets are hereinafter collectively called the "PROPERTIES" or, individually, a "PROPERTY".

         1.2 EXCLUDED ASSETS. All monies in bank accounts and investment accounts, all trade credits, account receivables and note receivables, all furnishings, fixtures, office equipment and

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machines, supplies, computers including all computer software situated in
SELLER's offices in Midland and Corpus Christi, Texas, all stock and other equity interest and claims in Costilla Energy Pipeline Corporation and Costilla Redeco Energy, L.L.C., all employment contracts, production proceeds from production sold, claims and causes of action (except for any Imbalances), attributable to the Sale Interest in the Properties with respect to any period or time prior to the Effective Time, are excluded from this Agreement and shall remain the property of SELLER and be excluded from this sale, unless specified otherwise elsewhere herein, ("EXCLUDED ASSETS").


                            ARTICLE 2. PURCHASE PRICE

         2.1 PURCHASE PRICE. BUYER shall pay to SELLER at Closing (as defined herein) as consideration for the purchase of the Properties the sum of One Hundred Million and No/100 Dollars ($100,000,000) (the "PURCHASE PRICE"), as may be adjusted pursuant to this Agreement (the "ADJUSTED PURCHASE PRICE") to be paid at Closing.

         2.2 DEPOSIT. BUYER shall deposit with SELLER $2,000,000 upon entry of an order approving the Expense Motion (as defined herein) and an additional $8,000,000 upon the issuance of an order approving the Sale Motion (as hereinafter defined) (either and/or both sums upon deposit, or at such time deposit is herein required, the "DEPOSIT") by wire transfer of immediately available funds to a segregated account to be established by SELLER. If Closing occurs, the Deposit shall be applied to the Purchase Price. If Closing does not occur, the Deposit shall be applied as provided in Section 12.7. Until disposed of in accordance with the terms of this Agreement, the Deposit shall be held by Seller in a segregated account, with Seller as the designated Trustee Depositor and invested by SELLER in marketable obligations issued or unconditionally guaranteed by the United States of America or an instrumentality or agent thereof and entitled to the full faith and credit of the United States of America, or in money market and/or mutual funds that invest solely in such obligations. The Deposit shall not constitute property of the estate under Section 541 of the Code (as herein defined) until and unless this Agreement is terminated and SELLER is entitled to the Deposit as a remedy upon termination pursuant to Section 12.7, at which time the Deposit will constitute property of the estate of SELLER.

         2.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted by the following:

                  (a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied ["GAAP"]):

                           (i) The value, less taxes (other than taxes on net
income), of merchantable oil and other liquids in storage in the tanks (above the pipeline connection, if applicable) as of the Effective Time that is credited to the Sale Interest in the Properties, based on applicable arm's length contract prices, or in the absence thereof, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity;

                           (ii) The amount of all expenses incurred and paid
or to be paid by or on behalf of SELLER, in connection with or attributable to the ownership or operation of the Sale Interest in the Properties during the period from the Effective Time to the Closing Date, including, but not limited to, royalties, rentals, and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, and including the customary overhead charges billed by third party operators related to the Sale Interest in the Properties, but exclusive of overhead charges billed by SELLER;

                           (iii) An amount equal to all prepaid expenses
attributable to the Sale Interest in the Properties that are paid by or on behalf of SELLER prior to the Closing Date and that are, in accordance with GAAP, attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom (any refund of ad valorem tax attributable to the period before the Effective Time and received by BUYER shall be paid to SELLER);

                           (iv) As compensation to SELLER for operating the
Properties in accordance with this Agreement for all periods of time subsequent to the Effective Time, but prior to the Closing Date, an amount equal to One Hundred Ninety-seven Thousand, Two Hundred Fifty and No/100 Dollars ($197,250) per month (proportionately reduced for any partial month based on a thirty (30) day month), (the "OPERATING FEE"); and

                           (v) Any other amounts required under this Agreement
or otherwise agreed upon by SELLER and BUYER.

                  (b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with GAAP):

                           (i) The amount of all proceeds received by SELLER
prior to the Closing Date attributable to the Sale Interest in the Properties and that are attributable to the time after the Effective Time, except the Operating Fee;

                           (ii) The amount of all proceeds billed and received
or to be received by SELLER from third parties for combined fixed rate overhead charges that are attributable to the Properties for the period from the Effective Time until the Closing Date;

                           (iii) An amount equal to all unpaid ad valorem,
property, production, severance, and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Sale Interest in the Properties prior to the Effective Time, which to the extent not actually assessed shall be computed based upon such taxes assessed against the applicable portion of the Sale Interest in the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax-related year last ended;

                           (iv) The amount of all direct third party costs and
expenditures incurred prior to the Effective Time and chargeable to SELLER's interest and not paid by SELLER that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Properties prior to the Effective Time, as well as lease rentals and shut-in payments due prior to the Effective Time, bonuses, net profits interests, amounts relating to obligations arising under the applicable contracts and transportation and marketing costs, and COPAS charges accrued prior to the Effective Time;

                           (v) An amount for Properties withdrawn and Defects
as determined pursuant to Section 3.6; and

                           (vi) Any other amounts required under this
Agreement or otherwise agreed upon by SELLER and BUYER.


                                ARTICLE 3. TITLE

         3.1 DEFINITION OF ACCEPTABLE TITLE. As used herein, the term "ACCEPTABLE TITLE" shall mean, as of the Closing Date, as to each of the Properties, such right, title and interest that as to the existing production from the currently producing intervals in the proved developed producing ("PDP") Wells and Units, as to the evaluated interval(s) in the proved undeveloped ("PU") Wells and Units and as to the evaluated interval(s) in the proved developed non-producing ("BHP") Wells and Units described on EXHIBIT "B", (a) entitles SELLER to receive not less than the net revenue interest for the Wells or Units, as set forth in Exhibit "B", of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Leases or Units as indicated for the respective Wells thereon, without reduction (potential or otherwise) due to any reversionary or back- in interest or similar rights, (b) obligates SELLER to bear costs and expenses relating to the maintenance, development, and operation of the Leases or Units, as indicated for the respective Wells thereon at all times in an amount not greater than the working interest set forth on Exhibit "B", unless there is a corresponding increase in the applicable net revenue interest, and (c) except for Permitted Encumbrances (as herein defined), is free and clear of:
(i) all liens, claims and encumbrances; (ii) any default or potential default under any Lease or Contract that adversely affects any Property; and (iii) any facts or circumstances that result or could result in a restriction or termination of BUYER's right to own, operate or use any Property; PROVIDED, however, that (x) the presence of a preferential right to purchase provision ("Preferential Rights") shall not be considered to be a Defect (as defined in Section 3.5 below); and (y) no Title Defect (as hereinafter defined) may be asserted by BUYER in connection with matters that are customarily acceptable defects, such as, but not limited to, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey, and failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation. BUYER acknowledges and agrees that any net revenue interests and working interests reflected on Exhibit "B" are for the convenience of SELLER and BUYER and included solely for the purpose of determining Acceptable Title. SELLER does not and shall not represent or warrant that the Sale Interest is equal to any such interests in any respect except as otherwise may be provided in this Agreement.

         3.2 DEFINITION OF PERMITTED ENCUMBRANCES. As used herein, the term "PERMITTED ENCUMBRANCES" shall mean the following items, provided none of the following items shall operate to increase the working interest of SELLER as set forth on Exhibit "B" for any of the respective Wells, without a corresponding increase in the applicable net revenue interest, or decrease the net revenue interest of SELLER as set forth on Exhibit "B" for any of the respective Wells:

                  (a) lessors' royalties, overriding royalties, production payments, reversionary interests and similar burdens;

                  (b) division orders and sales contracts;

                  (c) Preferential Rights;

                  (d) rights to consent to assignments required by this Agreement held by persons or entities (other than governmental entities) ("CONSENTS TO ASSIGN"), to the extent consents are obtained from the appropriate parties or such rights are rendered unenforceable pursuant to
Section 365 of the Bankruptcy Code (as hereinafter defined);

                  (e) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged by SELLER in the ordinary course of business;

                  (f) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leasehold and fee estates or interests therein, which consents, notices, filings and/or other actions are customarily obtained after closing;

                  (g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations affecting the Properties which in the aggregate are not such as to interfere materially with the operation or use of any of the Properties or materially reduce the value thereof;

                  (h) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any governmental authority affecting the Properties;

                  (i) operating agreements, and unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties which are of public record or referenced in the public record or contained in the Records;

                  (j) Title Defects (as defined herein) that BUYER has expressly waived in writing;

                  (k) all conveyances, reservations and exceptions of public record or referenced in the public records or contained in the Records affecting the Properties which in the aggregate are not such as to interfere materially with the operation or use of any of the Properties or materially reduce the value thereof;

                  (l) liens and security interests in favor of SELLER's lenders, which are to be released at Closing; and

                  (m) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which in the aggregate are not such as to materially and adversely affect the ownership, operation or use of any of the affected Properties or materially reduce the value thereof.

         3.3 ENVIRONMENTAL STUDIES. BUYER shall have the right to make an environmental and other physical assessment of the Properties during the period beginning on the date of execution of this Agreement and ending at 5:00 P.M. C.D.S.T. on the twenty-eighth (28th) day after the entry of an order approving the Expense Motion (defined hereinafter) ("EXAMINATION PERIOD"). BUYER and its Representatives (as herein defined) shall have the right to enter upon the Properties and all buildings and improvements thereon, inspect the same, and to the extent that SELLER reasonably believes that the Properties will NOT be damaged thereby, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies ("ENVIRONMENTAL STUDIES") as may be reasonably necessary or appropriate for the preparation of appropriate environmental and other reports relating to the Properties, their condition, and the presence of wastes or contaminants. SELLER shall be provided 24 hours written notice of such activities and shall have the right to witness all such tests and investigations and receive an equal distribution of all samples taken by BUYER, or its Representatives. BUYER agrees to provide SELLER copies of each site assessment report obtained in connection with the Environmental Studies, and copies of any and all test results, reports or collected data obtained as to the Properties within three (3) business days of the receipt thereof by BUYER. To the extent necessary, SELLER hereby grants BUYER access to the Properties to conduct its Environmental Studies UPON THE CONDITION THAT BUYER INDEMNIFIES AND HOLDS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS FOR OR RELATED TO PERSONAL INJURY OR PROPERTY DAMAGE DIRECTLY ARISING OUT OF OR AS A DIRECT RESULT OF THE ACTIVITIES OF BUYER OR ITS REPRESENTATIVES ON THE PROPERTIES IN CONDUCTING ANY TESTS OR ITS OTHER ACTIVITIES ON THE PROPERTIES, IN CONNECTION WITH ITS ENVIRONMENTAL STUDIES. If during the Examination Period, BUYER discovers in good faith that (i) there is a condition or circumstance which constitutes an actual violation of an applicable Environmental Law (as defined herein) that affects the value of the Property(ies), or (ii) there is a claim, demand, filing, investigation, action, suit or other legal or administrative proceeding asserted or otherwise initiated by a governmental authority or any other person or entity and arising from or related to the Properties or the ownership or operation of any thereof ("ENVIRONMENTAL DEFECT"), BUYER may include notice of such Environmental Defect in a Notice of Defects ("NOTICE OF DEFECTS") delivered hereunder, PROVIDED, that any such matter not included in a Notice of Defects shall be waived by BUYER. BUYER acknowledges that certain of the Properties may currently or have in the past contained asbestos or natural occurring radioactive materials ("NORM") and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. Notwithstanding anything contained in this Agreement to the contrary, BUYER agrees to accept full responsibility for and shall pay all costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Properties, and shall not be entitled to claim the fact that the asbestos or NORM exists or that the assessment, remediation, removal, transportation or disposal of the asbestos or NORM is not complete or that additional costs will be required to complete the assessment, remediation, removal, transportation or disposal of the asbestos or NORM as a Defect and BUYER (on behalf of itself, its officers, agents, employees, affiliates, successors and assigns) irrevocably waives such claims.

         As used in this Agreement, "ENVIRONMENTAL LAWS" shall mean all laws, statutes, ordinances, permits, decrees, judgments, orders, rules or regulations which are promulgated, issued or enacted by a governmental entity, or agency thereof that relate to: (1) the prevention of pollution or environmental damages, (2) the abatement, remediation or elimination of pollution or environmental damage, (3) the protection of the environment generally, and/or (4) the protection of persons or property from actual or potential exposure (or the effects of exposure) to pollution or environmental damage; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Acts of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

         3.4 IDENTIFIED CLAIMS. During the Examination Period SELLER (insofar as it has the right to do so) shall make available to BUYER for examination and copying (at BUYER's cost) any of SELLER's non-privileged accounting, engineering, geological, geophysical, production, environmental and land records relating to the Properties as BUYER may reasonably request. SELLER shall also permit BUYER's Representatives to consult with SELLER's employees who have knowledge concerning the Properties during normal business hours regarding such records; PROVIDED, that such consultation shall not unreasonably disrupt the performance by such employee of his or her regular duties with SELLER. If during the Examination Period BUYER determines in good faith that (i) royalties, rentals or other payments due in respect of the Properties prior to the Effective Time have not been paid (except for those amounts in suspense), or (ii) other than those discharged or to be discharged in the Bankruptcy Proceeding (as herein defined), there are unsatisfied defects, claims, demands, losses, liabilities or obligations in respect of the Properties based upon omissions, events or occurrences prior to the Effective Time (collectively, "IDENTIFIED CLAIMS"), BUYER may include notice of such Identified Claims in the Notice of Defects delivered hereunder; PROVIDED, that the Prize Agreement may not be the subject of any Identified Claim, and further any Identified Claim not included in the Notice of Defects shall be waived by BUYER as an Identified Claim.

         3.5 NOTICE OF DEFECTS. If during the Examination Period any matter is discovered by BUYER that, in BUYER's reasonable, good faith opinion, would:

                  (a) cause any of the Sale Interest to fail to have Acceptable Title (a "TITLE DEFECT");

                  (b) constitute an Environmental Defect; or

                  (c) constitute an Identified Claim, then the items pursuant to (a) through (c) shall herein be individually referred to as a "DEFECT", and shall herein be collectively referred to as the "DEFECTS"; PROVIDED, HOWEVER, the items pursuant to (a) and (c) may be asserted as Defects only in the event, and then only to the extent, that the value of each such matter, calculated on the basis of the Allocated Value (as defined herein), exceeds a value of $10,000, net to SELLER's interest. If the total value of all asserted Defects exceeds $1,500,000 (the "MINIMUM DEFECT THRESHOLD"), BUYER may cause a written notice (a "NOTICE OF DEFECTS") thereof to be actually delivered to SELLER during the Examination Period, and that, if so delivered, BUYER's sole remedy therefor shall be as provided in Section 3.6. The Notice of Defects shall specifically identify the Defect and to the extent reasonably possible include:

                           (i) BUYER's purported value of each specific
Defect, which value, except for Environmental Defects and Identified Claims, cannot exceed the Allocated Value of the affected Well or Property;

                           (ii) an identification of each affected Property;

                           (iii) BUYER's basis for determining the existence
and value of such Defect, together with the appropriate associated reports, opinions, data, valuations, assessments, conclusions and supporting calculations sufficient to reasonably support the asserted Defect; and

                           (iv) BUYER's statement of steps necessary to cure
each such Defect to its reasonable satisfaction, all of which shall be kept strictly confidential, except to the extent required by law, regulation or order of any court or other governmental authority or as may be necessary to address Defects identified in a Notice of Defects.


         3.6 REMEDY FOR DEFECTS ASSERTED IN NOTICE OF DEFECTS.

                  (a) In SELLER's sole discretion, but without obligation, it may, at its own cost, take such steps as are reasonably necessary to cure to BUYER's reasonable satisfaction any Defects identified in a Notice of Defects. In the event SELLER is unable or elects not to cure any or all such Defects within five (5) business days after receipt of the Notice of Defects, SELLER and BUYER shall use their best efforts to agree on the value of such Defect(s) and in the absence of such agreement, the value of the Defect(s) shall be the value asserted by BUYER in the Notice of Defects. Further, SELLER at its sole discretion may by written notice delivered to BUYER within seven (7) business days after receipt of the Notice of Defects, withdraw from this Agreement any Property which BUYER asserts as affected by a Defect, and the Purchase Price shall be adjusted by the Allocated Value for such Property. The sum of: (x) the agreed value of each Defect not cured and, (y) the asserted value of each such Defect (in the absence of an agreed value) remaining after SELLER has withdrawn any Property from this Agreement, shall be herein referred to as the "TOTAL DEFECT VALUE". If the Total Defect Value:

                           (i) is less than the Minimum Defect Threshold,
then, BUYER shall accept and purchase the Properties, except Properties withdrawn by SELLER, without any adjustment to the Purchase Price for Defects;

                           (ii) is equal to or greater than the Minimum Defect
Threshold, but less than $7,000,000, THEN, BUYER shall accept and purchase the Properties, except Properties withdrawn by SELLER, but including any other Property subject to any Defect, and the Purchase Price shall be adjusted for Defects by an amount equal to the Total Defect Value less the Minimum Defect Threshold; or

                           (iii) equals or exceeds $7,000,000 ("TERMINATION
THRESHOLD"), then SELLER may by written notice delivered to BUYER within ten
(10) business days after receipt of the Notice of Defects elect to agree to accept an adjustment to the Purchase Price for Defects in an amount equal to the Total Defect Value less the Minimum Defect Threshold, or SELLER may elect to terminate this Agreement. If SELLER fails to terminate, BUYER may elect to terminate this

Agreement by written notice delivered to SELLER within two (2) business days following the end of said ten (10) business day period; PROVIDED if neither SELLER nor BUYER elects to terminate this Agreement, then BUYER shall accept and purchase the Properties, except Properties withdrawn by SELLER, but including any other Property subject to any Defect, and the Purchase Price shall be adjusted by an amount equal to the Total Defect Value less the Minimum Defect Threshold.

                  (b) POST-CLOSING. If a claimed Defect has not been cured, waived by BUYER or the affected Property withdrawn by SELLER prior to Closing, SELLER, at its election made at least two (2) business days prior to Closing by giving notice of such election to BUYER, shall have ninety (90) days after the Closing Date (the "CURE PERIOD") within which to cure to the reasonable satisfaction of BUYER such Defect. If SELLER elects to cure such Defect after Closing, BUYER shall deposit into an escrow account, mutually agreed upon, a sum equal to the lesser of the Allocated Value of the Property affected by the claimed Defect, or BUYER's good faith estimate of the Defect amount, and such amount shall be deducted from the amount of the Purchase Price paid to SELLER at Closing and the affected Property shall be assigned to BUYER at Closing. If such claimed Defects are cured, to the reasonable satisfaction of BUYER, or if they are waived by BUYER, on or before the expiration of such ninety (90) day period, the Defect amount shall be deemed to be zero and BUYER and SELLER shall jointly instruct the escrow agent, mutually agreed upon, to distribute to SELLER the Defect amount attributable to the claimed Defects so cured or waived, plus all interest earned thereon, and SELLER shall have no further liability to BUYER with respect thereto. If BUYER does not waive such claimed Defect and SELLER is unable to cure the claimed Defect to BUYER's reasonable satisfaction, within ninety (90) days after Closing, SELLER may either (i) in writing elect to withdraw the affected Property(ies) from this Agreement and BUYER shall reconvey to SELLER such Property(ies) and the BUYER and SELLER shall jointly instruct the escrow agent to distribute to BUYER the escrow amount for such Property(ies) and SELLER shall pay to BUYER the difference, if any, between the escrow amount and the Allocated Value for such Property(ies); or (ii) if SELLER fails to elect to withdraw the affected Property(ies), the claimed Defect will be deemed to be accepted by SELLER, the Purchase Price will be adjusted by the finally determined Defect amount, and the BUYER and SELLER shall jointly instruct the escrow agent to distribute to BUYER the finally determined Defect amount, plus the interest thereon;

                  (c) SELLER shall have no obligation hereunder to any person to sell, convey, deliver or otherwise transfer all or any part of the Properties if BUYER or SELLER terminates this Agreement if Total Defect Value exceeds the Termination Threshold. If Closing occurs, except for Defects for which monies are escrowed pursuant to this Section paragraph (b), BUYER shall be DEEMED TO HAVE WAIVED OR ASSUMED any and all claims, known and unknown, arising from or related to any and all Defects or title to or other condition of the Properties, including, without limitation, whether or not identified in a Notice of Defects, and notwithstanding the fact that SELLER may not have cured any such Defect(s) to BUYER's satisfaction, and SELLER shall have no obligation with respect thereto.

         3.7 ALLOCATED VALUE OF PROPERTIES. "ALLOCATED VALUE" shall mean, with respect to any Well or Unit, the amount set forth in good faith by BUYER for the Sale Interest in each such Well or Unit, which collectively shall total the Purchase Price, in a letter to be delivered by BUYER to SELLER contemporaneously with the execution of this Agreement.

         3.8 PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGN. On or about the time that the Sale Motion (as herein defined) is filed, SELLER shall make a good faith effort to send written notice of this Agreement to all persons or entities holding Preferential Rights affecting the Properties or Consents to Assign, other than such consents of governmental authorities which are usually obtained in the normal course of business after Closing, (a) offering to sell to each such person or entity the affected Property for which a Preferential Right is held and subject to the terms hereof and for the Allocated Value for such Property or Properties; or (b) requesting, where appropriate, consent to any assignment required in connection herewith. In this regard, SELLER shall prepare the typewritten notices addressed to the appropriate parties (along with an electronic copy of same) in form and content acceptable to BUYER and SELLER, relative to all such Preferential Rights and/or Consents to Assign and shall attach to each such notice a copy of the instrument or document or the pertinent portion of each instrument or document which created such Preferential Rights and/or Consents to Assign as the case may be. SELLER shall also send such notices as instructed by BUYER for any additional Preferential Rights or Consents to Assign identified by BUYER to SELLER in writing during the Examination Period. If one (1) or more of the holders of any Preferential Rights or Consents to Assign notifies SELLER in writing that it commits to assert its Preferential Rights, or deny its Consent to Assign, as the case may be, or if the holder of a Consent to Assign otherwise fails or refuses to grant such consent, SELLER shall promptly give notice thereof to BUYER. SELLER shall then promptly seek an order of the Bankruptcy Court authorizing an assignment and sale of such Properties free of any unobtained, required Consents to Assign. In the event SELLER does not obtain the required Consents to Assign or an order of the Bankruptcy Court authorizing a sale free of such required Consents to Assign, BUYER may at its option elect to: (x) accept an assignment of such Property(ies) without the required Consent to Assign, or
(y) to the extent that any required Consent not obtained expressly provides for forfeiture, or termination of the estate assigned, or substantial liquidated damages for an assignment without consent, exclude any or all of such Property(ies) and the Purchase Price shall be reduced by the Allocated Value thereof. In the event a holder of a Preferential Right commits to assert such right, then the affected Property(ies) shall be excluded from this Agreement and the Purchase Price shall be reduced by the Allocated Value thereof. If Closing occurs prior to the expiration of any period permitted for consideration and exercise of a Preferential Right and BUYER pays for a Property subject to such Preferential Right, BUYER shall be entitled to receive, and SELLER hereby assigns to BUYER all of SELLER's rights to, all proceeds due from such holders in connection with such Preferential Rights.

         3.9 RISK OF LOSS. If, after the Effective Time and prior to the Closing, any part of the Properties shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, this Agreement shall remain in full force and effect as to each affected Property, and SELLER shall at its election either collect (and when collected pay over to BUYER) or assign to BUYER any and all insurance or other claims related to such damage or loss, and BUYER shall take title to the affected Property without claiming any Defect with respect to such loss and without reduction in the Purchase Price.


                      ARTICLE 4. REPRESENTATIONS OF SELLER

         SELLER represents and warrants to BUYER as follows:

         4.1 EXISTENCE. SELLER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business in Texas.

         4.2 AUTHORIZATION. Subject to obtaining the approval and authorization of the United States Bankruptcy Court for the Western District of Texas (the "BANKRUPTCY COURT") in Cause No. 99-70653, styled "In Re:
Costilla Energy, Inc." (the "BANKRUPTCY PROCEEDING"), SELLER has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on SELLER's behalf, and at the Closing all documents and instruments required hereunder to be executed and delivered by SELLER will have been duly executed and delivered. This Agreement and all such documents and instruments shall constitute legal, valid, and binding obligations of SELLER enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

         4.3 POWER. Subject to obtaining the approval and authorization of the Bankruptcy Court, and to Preferential Rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, SELLER's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its articles of incorporation, bylaws or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or
(iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

         4.4 BROKERS. SELLER has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction for which BUYER shall have any responsibility, whatsoever.

         4.5 LITIGATION. Except as set forth on Schedule 4.5, as of the date of this Agreement, there is no suit, action or other proceeding pending for which SELLER has been notified or served by citation or, to the best of SELLER's knowledge threatened, before any court or governmental body, authority or agency which relates to the Properties or to SELLER's ability to consummate the transactions contemplated by this Agreement.

         4.6 MARKETING AGREEMENTS. The existing oil and gas production attributable to the Sale Interest in the Properties operated by SELLER is, to the knowledge of SELLER and except as disclosed on Schedule 4.6 hereto, not committed or dedicated to any product sales, processing or marketing agreement having a term remaining in excess of ninety (90) days.

         4.7 PERMITS. To the knowledge of SELLER, SELLER possesses all licenses, permits, variances, exemptions, consents, certificates, orders, approvals and authorizations necessary to own the Properties operated by SELLER and to carry on its business as now being conducted.

         4.8 TAX PARTNERSHIPS. None of the Properties operated by SELLER is subject to a tax partnership.

         4.9 TAXES. To SELLER's knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Properties operated by SELLER have been or will be properly paid.

         4.10 INSURANCE. Schedule 4.10 hereto lists all material insurance policies covering the Properties and operations of SELLER as of the Effective Time, and (i) all such insurance policies are in force and effect; (ii) SELLER has not received notice from any carrier of such insurance of the intention to discontinue any coverage afforded to SELLER; and (iii) to the knowledge of SELLER, SELLER is not in default with respect to any such insurance policy, has not failed to give any notice or present any claim required or permitted under any such insurance policy in due and timely fashion, and has not waived or released any rights thereunder.

         4.11 CONDEMNATION. To the knowledge of SELLER, it has not received notice of any actual or threatened taking of any material part of the Properties by reason of condemnation.

         4.12 IMBALANCES. No hydrocarbons produced from the Properties are subject to a material Imbalance (as herein defined), except as set forth on
Schedule 4.12, which sets forth both Imbalances subject to written gas balancing agreements and Imbalances which are not subject to written gas balancing agreements.

         4.13 CALL ON PRODUCTION. No party has any call upon, option to purchase, rights to match, or similar rights under any agreement with respect to the production from the Properties operated by SELLER.

         4.14 COMPLIANCE WITH LAW. To the knowledge of SELLER, SELLER is in compliance with all laws, ordinances, rules, regulations, judgments, decrees and orders applicable to the

Properties, except to the extent that any non-compliance is not reasonably expected to result in a material adverse effect on the Properties and SELLER has not received any notice of any claimed noncompliance therewith. To the knowledge of SELLER, there are no facts, conditions or circumstances in connection with, related to or associated with the Properties that could reasonably be expected to give rise to any claim or assertion that SELLER, the Properties or the ownership or operation of any thereof is not in material compliance with any applicable law, rule, regulation, ordinance, or order of any governmental authority or with any term or conditions of any applicable permit, license, approval, variance, exemption, consent, certificate or other authorization.

         4.15 ENVIRONMENTAL MATTERS. The Properties have been used by SELLER solely for oil and gas and related operations; at no time have the Properties been used by SELLER or, to the best knowledge of SELLER, by anyone else for the generation, storage or disposal of a Hazardous Substance or as a landfill or a waste disposal site for regulated waste. "Hazardous Substance" means any substance defined as a hazardous substance under any Environmental Law except any substance exempt, when used or generated in oil and gas operations, within the jurisdiction to which such Environmental Law applies.

         4.16 PRIZE AGREEMENT. SELLER is an executing party to the Prize Agreement, and since its execution, has not sold, assigned or otherwise alienated any rights of SELLER under such Agreement.

         4.17 DEFINITION OF KNOWLEDGE. As used in this Agreement, the term "TO THE KNOWLEDGE OF" shall mean, the actual conscious knowledge at the time the assertion regarding knowledge is made of any officer after reasonable inquiry of the party making such assertion.


                       ARTICLE 5. REPRESENTATIONS OF BUYER

         BUYER represents and warrants to SELLER as follows:

         5.1 EXISTENCE. BUYER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and is duly qualified to do business in each State where its business operations require such qualification.

         5.2 AUTHORIZATION. BUYER has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on BUYER's behalf, and at the Closing all documents and instruments required hereunder to be executed and delivered by BUYER will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations of BUYER enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

         5.3 POWER. BUYER's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or
(iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

         5.4 BROKERS. BUYER has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction for which SELLER shall have any responsibility whatsoever.

         5.5 FURTHER DISTRIBUTION. BUYER (i) is acquiring an interest in the Properties for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended; and (ii) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluation of the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of an interest in the Properties in the manner contemplated herein.

         5.6 FINANCIAL CONDITION. BUYER will have at Closing financial resources sufficient to consummate the transactions contemplated by this Agreement and fulfill its obligations hereunder.


                   ARTICLE 6. DISCLAIMER OF CERTAIN WARRANTIES

         6.1 INFORMATION PROVIDED. All the information, statistics, summaries, and facsimiles furnished by or on behalf of SELLER herewith, hereunder, or prior to the execution of this Agreement are furnished or will be furnished for BUYER's use at BUYER's sole risk. All such information has been compiled or prepared by SELLER based upon its files and records and such information represents true and correct copies of materials out of its files or materials delivered to it by third parties and it has no actual knowledge of facts different from the facts set forth in the materials delivered, but SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, CORRECTNESS, COMPLETENESS, OR THE ADEQUACY OF SAME AND DOES NOT WARRANT OR GUARANTEE SUCH INFORMATION IN ANY WAY. SELLER HAS MADE NO STATEMENTS OR REPRESENTATIONS CONCERNING THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES. BUYER IS RESPONSIBLE FOR MAKING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AS BUYER SHALL DEEM APPROPRIATE, REALIZING THAT SELLER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY TO BUYER OR ANY OTHER PARTY FOR ANY RELIANCE WHICH MAY BE PLACED ON THE INFORMATION, STATISTICS, SUMMARIES, OR FACSIMILES FURNISHED HEREWITH OR HEREUNDER.

SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY DESCRIPTION OF WELLS AND EQUIPMENT INCLUDED IN THE PROPERTIES HAS BEEN COMPILED STRICTLY FROM SELLER'S RECORDS RATHER THAN FROM AN ON-THE-GROUND INVENTORY.

         6.2 WARRANTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, CONVEYANCE OF THE SALE INTEREST IN ALL REAL AND PERSONAL PROPERTY WILL BE MADE ON AN "AS IS, WHERE IS" BASIS, WITHOUT WARRANTIES, EXPRESS OR IMPLIED IN FACT OR IN LAW, AS TO MERCHANTABILITY, DURABILITY, USE, OPERATION, OR FITNESS FOR ANY PARTICULAR PURPOSE.

                         ARTICLE 7. COVENANTS OF SELLER

               SELLER covenants and agrees with BUYER as follows:

         7.1 ACCESS TO RECORDS. Prior to the Closing Date, SELLER shall grant BUYER and its Representatives reasonable access to the Records for the review and copying thereof, at BUYER's expense, during SELLER's normal business hours upon reasonable prior notification, subject to any confidentiality agreements previously signed by BUYER. The Records shall be made available at their present location together with suitable office facilities for review and copying purposes. BUYER will use its best efforts to conduct such operations in a manner that will not disrupt SELLER's normal business activities.

         7.2 MAINTENANCE OF PROPERTIES. SELLER will not sell, transfer, assign, convey or otherwise dispose of any of the Properties subject to SELLER's direct control, other than (a) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, (b) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Properties, and (c) as required in connection with any exercise of Preferential Rights or as otherwise required to satisfy obligations to third parties under farmout, farmin, operating or other similar agreements presently existing.

         7.3 OPERATIONS. With respect to any of the Properties, SELLER will, subject to any limitations imposed by the Bankruptcy Court, endeavor in good faith until Closing (subject to this Agreement and the rights of affected parties under applicable agreements) to:

                  (a) use reasonable efforts to provide BUYER access to the Properties;

                  (b) cause the Properties to be developed, maintained and operated in compliance with applicable laws, ordinances, rules, regulations and order and in a prudent, good and workmanlike manner, maintain all insurance now in force with respect to the Properties, and pay or cause to be paid all costs and expenses in connection therewith;

                  (c) not approve the drilling of any new well on the Properties without the advance written consent of BUYER, which consent (which may not be unreasonably withheld) or non- consent must be given by BUYER within three business (3) days of the notice from SELLER;

                  (d) not take any action or fail to take any action which is reasonably expected to result in any termination of the Leases forming a part of the Properties;

                  (e) perform and comply with all of its obligations under agreements relating to or affecting the Properties;

                  (f) carry on its business with respect to the Properties in substantially the same manner as it has heretofore;

                  (g) not enter into or assume any contract, agreement, consent order with any governmental agency, administrative body or court or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to any one of the Properties of more than $50,000.00, (net to SELLER) excluding emergency expenditures;

                  (h) not resign or otherwise voluntarily relinquish its rights as operator of any of the Properties for which it serves as operator on the date hereof;

                  (i) not grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Properties to BUYER, subject to existing contractual obligations;

                  (j) not enter into any gas sales contract or crude oil sales or supply contract with respect to the Properties which is not terminable without penalty upon notice of thirty (30) days or less;

                  (k) not enter into any transaction the effect of which, considered as a whole, would be to cause SELLER's ownership interest in any of the Properties to be decreased from its ownership interest as of the date hereof;

                  (l) if any approval or consent by any federal, state or local governmental authority is required to vest Acceptable Title to any of the Sale Interest in BUYER at Closing, exercise its best efforts, as reasonably requested in writing by BUYER, to obtain all such required approvals or consents at BUYER's expense;

                  (m) through Closing, endeavor to give prompt written notice to BUYER of any notice of default (or written threat, whether disputed or denied) received or given by SELLER after the date hereof under any instrument or agreement affecting the Properties to which SELLER is a party or by which it or any of the Properties is bound; and

                  (n) to the extent it can do so without violating any third party agreement and subject to the rights of third parties, exercise its best efforts to provide (as soon as practicable) BUYER with a copy of any material authority for expenditure and material contract affecting the Properties entered into after the Effective Time, provided, however, that the provision of such matters to BUYER is for informational purposes only and that BUYER shall have no right to comment upon or object to any such matter that is otherwise not in violation of this Agreement.

         7.4 PERMISSIONS. SELLER will use reasonable efforts to obtain all permissions, approvals, and consents of federal, state, and local governmental authorities and other third parties as may be required to consummate the sale contemplated hereunder (excluding governmental permissions, approvals, and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder).

         7.5 EXCLUSIVE DEALING. Upon execution of this Agreement, SELLER shall not, directly or indirectly, through any Representatives (defined below) or otherwise, initiate the solicitation of any proposal from any person, other than BUYER, relating to the acquisition of SELLER or any stock, business or substantial asset of SELLER, whether through purchase, merger, consolidation, transfer, business combination, or otherwise. In addition, upon execution of this Agreement, SELLER shall not, directly or indirectly, through any Representatives, or otherwise, affirmatively sell or transfer a material portion of the Properties or a significant equity interest in SELLER to any person or entity other than BUYER. "REPRESENTATIVES" means, collectively, a party's directors, officers, financial advisors, attorneys, accountants, consultants, agents, affiliates, employees or other representatives. SELLER may, however, provide information to and discuss a potential sale with any entity which submits an unsolicited inquiry or proposal to SELLER to acquire the Properties in any way (including, without limitation, by sale or merger). SELLER may advise the Bankruptcy Court of any such competing proposal and its views of such proposal, if SELLER determines in good faith, after consultation with its legal counsel, that such action is required to comply with its fiduciary duties as imposed by applicable law.

         7.6 MOTION TO APPROVE AGREEMENT AND TRANSACTION. SELLER shall file in the Bankruptcy Court (i) on or before April 28, 2000, a motion acceptable to BUYER (the "SALE MOTION") seeking approval of the Agreement and the transaction contemplated herein pursuant to Sections 363(f) and 365 of Title 11 of the United States Code (the "CODE"); (ii) on or before April 21, 2000, a motion acceptable to BUYER to approve the payment to BUYER of the Break-Up Fee pursuant to Section 12.8 of this Agreement and to approve the payment to BUYER of the Expense Fee pursuant to Section 12.9 of this Agreement in a form acceptable to BUYER (the "EXPENSE MOTION"); and (iii) on or before April 28, 2000, a motion acceptable to BUYER to establish bidding proceedings for subsequently submitted proposals to purchase the Properties containing a provision that all competing bids for the Properties must be in excess of $5,000,000 in additional value than is afforded SELLER pursuant to this Agreement, and on substantially the same terms as provided in this Agreement, and a provision for the approval by the Bankruptcy Court of the exclusive dealing requirements of Section 7.5 of this Agreement. BUYER shall not be required to perform any of its obligations pursuant to this Agreement until an order approving the relief requested in the Expense Motion (the "EXPENSE ORDER") is entered and is not vacated or stayed. If an appeal is taken from the Expense Order, or the time to file such an appeal has not expired, BUYER may, but shall not be required to, perform any or all of its obligations pursuant to this Agreement pending resolution of such appeal or the expiration of such period.


                          ARTICLE 8. COVENANTS OF BUYER

               BUYER covenants and agrees with SELLER as follows:

         8.1 RETURN OF DATA. BUYER agrees that if this Agreement is terminated for any reason whatsoever, BUYER shall promptly return to SELLER all information and data furnished by or on behalf of SELLER to BUYER, its officers, employees, and representatives in connection with this Agreement, and BUYER shall destroy all copies, extracts, or excerpts of such information and data.

         8.2 INDEMNITY REGARDING ACCESS. BUYER AGREES TO PROTECT, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES IN CONNECTION WITH PERSONAL INJURIES, DEATH, OR PROPERTY DAMAGE ARISING OUT OF OR RELATING TO THE ACCESS OF BUYER, ITS OFFICERS, EMPLOYEES, AND REPRESENTATIVES TO THE PROPERTIES FROM THE DATE HEREOF TO THE CLOSING DATE, REGARDLESS OF WHETHER SUCH INJURIES, DEATH, OR DAMAGES ARE CAUSED IN PART BY THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE OF SELLER.


                    ARTICLE 9. SELLER'S CONDITIONS OF CLOSING

         The obligation of SELLER to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by SELLER, in whole or in part:

         9.1 REPRESENTATIONS. The representations of BUYER under Article 5 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

         9.2 PERFORMANCE. BUYER shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

         9.3 PENDING MATTERS. At Closing, no litigation, proceeding, investigation, or inquiry (other than between the parties to this Agreement and other than objections by any third party to the Sale Motion not ruled upon or otherwise considered by the Bankruptcy Court) shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

         9.4 OFFICER'S CERTIFICATE. BUYER shall have delivered to SELLER a certificate of an executive officer of BUYER, dated the Closing Date, certifying on behalf of BUYER that the conditions in Sections 9.1, 9.2 and, to the knowledge of BUYER, 9.3 above have been fulfilled.

         9.5 COURT APPROVAL. SELLER shall have obtained an order of the Bankruptcy Court, in a form acceptable to BUYER, pursuant to Section 363(f) and Section 365 of the Code authorizing and approving the sale of the Properties and assignment of the Contracts pursuant to this Agreement, free and clear of liens, claims, interests, mortgages and encumbrances other than the Permitted Encumbrances which order has not been reversed, vacated or stayed (the "SALE ORDER").


                    ARTICLE 10. BUYER'S CONDITIONS OF CLOSING

         The obligation of BUYER to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by BUYER, in whole or in part:

         10.1 REPRESENTATIONS. The representations of SELLER under Article 4 of this Agreement shall be true and accurate in all material respects as of the date when made and, except as to any matter discovered by BUYER and disclosed to SELLER relating to a representation qualified by "knowledge", shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

         10.2 PERFORMANCE. SELLER shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

         10.3 PENDING MATTERS. At Closing, no litigation, proceeding, investigation, or inquiry (other than between the parties to this Agreement and other than objections by any third parties to the Sale Motion not ruled upon or otherwise considered by the Bankruptcy Court) shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

         10.4 OFFICER'S CERTIFICATE. SELLER shall have delivered to BUYER a certificate of an executive officer of SELLER, dated the Closing Date, certifying on behalf of SELLER that the conditions contained in Sections 10.1,
10.2 and, to the knowledge of SELLER, 10.3 have been fulfilled.

         10.5 RELEASE OF SELLER LIENS. SELLER shall have delivered to BUYER evidence satisfactory to BUYER that the Properties can be conveyed to BUYER free and clear of any lien, mortgage or encumbrance held by SELLER's lenders.

         10.6 COURT APPROVAL. SELLER shall have obtained the Sale Order.


                               ARTICLE 11. CLOSING

         11.1 TIME AND PLACE OF CLOSING. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "CLOSING") shall occur on such date that the parties may mutually agree upon and designate in writing but in absence of such Agreement, on the later of the fifth (5th) business day after the entry of the Sale Order or the thirteenth
(13th) business day after receipt by SELLER of the Notice of Defects at 11:00 A.M. C.D.S.T.,(the "CLOSING DATE"). The Closing shall be held at SELLER's office in Midland, Texas, or at such other location as may be mutually agreed upon by SELLER and BUYER.

         11.2 CLOSING OBLIGATIONS.

                  (a) At Closing, SELLER shall deliver to BUYER the following:

                           (i) Executed title certificates for the Vehicles
and executed Assignments, Bills of Sale and Conveyances of the Sale Interest in the Properties, in the form attached hereto as EXHIBIT "C" and in sufficient counterparts for recording in each appropriate filing jurisdiction;

                           (ii) An initial settlement statement reflecting
adjustments to the Purchase Price as provided in Article 2 above (SELLER shall provide BUYER a copy of the statement at least three (3) business days prior to the Closing Date);

                           (iii) Letters-in-lieu of transfer orders, directing
that all proceeds of production from the Sale Interest in the Properties which have heretofore been paid to SELLER shall be paid to the account of BUYER as of and after the Effective Time;

                           (iv) SELLER's Officer's Certificate in compliance
with Section 10.4 hereof;

                           (v) Possession of the Sale Interest in the
Properties;

                           (vi) One copy of the Sale Order certified by the
Clerk of the Bankruptcy Court;

                           (vii) An Assignment of SELLER's ownership rights in
the Prize Agreement in a form as agreed to by BUYER and SELLER; and

                           (viii) Executed transfer of operatorship forms (RRC
Form P-4) for all Properties for which BUYER will assume operatorship.

                  (b) At Closing, BUYER shall:

                           (i) Deliver to SELLER the Adjusted Purchase Price
by wire transfer to SELLER's account as follows:

                  Name of Bank:       Bank of America, N.A.
                  Bank ABA Number:    111000012
                  Account Name:       Costilla Energy, Inc. - Operating Account
                  Account Number:     375 0767438
                  Contact:            Celia Zinn

                           (ii) Execute the Assignments, Bills of Sale and
Conveyances delivered by SELLER to BUYER at Closing, evidencing BUYER's acceptance of same; and

                           (iii) Deliver to SELLER BUYER's Officer's
Certificate in compliance with Section 9.4 hereof.

         11.3 FURTHER ASSURANCES. Prior to and for six (6) months subsequent to Closing, the parties shall execute, acknowledge, and deliver any other documents and shall take such other actions as may be necessary to carry out their obligations under this Agreement.


                        ARTICLE 12. ADDITIONAL AGREEMENTS

         12.1 POST CLOSING ADJUSTMENTS TO PURCHASE PRICE. Within 120 days after the Closing, SELLER shall prepare, in accordance with this Agreement and with GAAP, and deliver to BUYER a statement setting forth each adjustment to the Purchase Price required pursuant to Section 12.2 and showing the calculation of each such adjustment. Within 14 after receipt of such statement from SELLER, BUYER shall deliver to SELLER a written report containing all changes with explanations and documentation therefor that BUYER proposes be made to such statement, it being agreed that BUYER's failure to deliver such report to SELLER within such time period shall constitute acceptance by BUYER of SELLER's statement. From and after the expiration of such 14 day period, no additional changes to the statement provided by SELLER shall be considered by the parties. If BUYER has timely delivered such written report, the parties shall then undertake to agree on the items in dispute and the final adjustment no later than 30 days after the receipt by SELLER of BUYER's statement of proposed changes. Following the final determination of the adjustment pursuant to this Section 12.1, SELLER or BUYER, as the case may be, shall make the payment required within 3 business days after such final determination. SELLER and BUYER will provide any information reasonably requested by the other in order to prepare such statement or verify BUYER's written report.

         12.2 RECEIPTS AND CREDITS. Notwithstanding anything contained in
Section 1.2 of this Agreement to the contrary:

                  (a) Subject to the terms hereof and except to the extent the same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income attributable to the Sale Interest in the Properties:

                           (i) for the period subsequent to the Effective
Time, shall be the sole property and entitlement of BUYER, and, to the extent received by SELLER, SELLER shall fully disclose, account for, and transmit same to BUYER promptly;

                           (ii) for the period prior to the Effective Time,
shall be the sole property and entitlement of SELLER, and, to the extent received by BUYER, BUYER shall fully disclose, account for, and transmit same to SELLER promptly.

                  (b) Subject to the terms of this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations, and liabilities attributable to the Sale Interest in the Properties:

                           (i) for the period prior to the Effective Time,
regardless of when due or payable, shall be the sole obligation of SELLER and SELLER shall, to the extent ordered by the Bankruptcy Court, promptly pay same; and

                           (ii) for the period subsequent to the Effective
Time, regardless of when due or payable, shall be the sole obligation of BUYER and BUYER shall promptly pay, or if paid by SELLER, promptly reimburse SELLER for and hold SELLER harmless from and against same.

         12.3 RECORDS. The originals of all files, records, documentation, and data of SELLER that BUYER may reasonably request relating to (or evidencing) SELLER's ownership or rights in the Properties or other rights and interests described herein, including, but not limited to lease files, land files, well files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business (collectively, the "RECORDS"), will be delivered at Closing at their current location to BUYER; provided, however, that SELLER may retain during the Cure Period such of the Records needed to cure Defects pursuant to Section 3.6(b). To the extent not obtained or satisfied as of Closing, SELLER agrees to continue to use all reasonable efforts and to cooperate with BUYER's efforts to obtain for BUYER access to files, records and data relating to the Property in the possession of third parties.

         12.4 NOTICES. All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

                  SELLER:          Costilla Energy, Inc.
                                   400 West Illinois, Suite 1000
                                   Midland, Texas  79701
                                   Attention: Mr. Clifford Hair
                                           and Marc Dingler
                                   Facsimile: (915) 686-6083

                  BUYER:           Louis Dreyfus Natural Gas Corp.
                                   14000 Quail Springs Parkway, Suite 600
                                   Oklahoma City, Oklahoma 73134
                                   Attention: Mr. Mark E. Monroe
                                           and Richard E. Bross
                                   Facsimile: (405) 749-9385

Any party may, by written notice so delivered to the other, change the address of, or the individual to which or to whom, delivery shall thereafter be made.

         12.5 RECORDING DOCUMENTS. BUYER shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, BUYER shall provide SELLER with a schedule reflecting the recording information for all recorded documents conveying the Sale Interest in the Properties to BUYER and copies of the recorded documents.

         12.6 RIGHT OF TERMINATION. This Agreement and the transactions contemplated herein may be terminated:

                  (a) At any time prior to Closing by SELLER and BUYER by mutual written agreement;

                  (b) At any time prior to Closing by SELLER or BUYER in the event:

                           (i) that there shall be any actual or threatened
litigation (other than between the parties to this Agreement and other than objections by any third party to the Sale Motion not ruled upon or otherwise considered by the Bankruptcy Court) challenging the validity or legality of this Agreement or the consummation hereof or seeking to restrain or invalidate any of the transactions contemplated hereunder which would, in the judgment of such party acting reasonably, based upon the advice of counsel, involve material expense or lapse of time which would be materially adverse to the interests of such party; or

                           (ii) such party is exercising a right of
termination specifically provided for in Article 3 in this Agreement; or

                  (c) By SELLER if at any time after:

                           (i) Forty-five (45) days after the date the
Bankruptcy Court enters the Expense Order, the conditions to Closing detailed in Sections 9.1, 9.2 or 9.4 are not satisfied and SELLER is not otherwise in material default hereunder; or

                           (ii) Forty-five (45) days after the date the
Bankruptcy Court enters the Expense Order, the condition to Closing detailed in Section 9.5 is not satisfied and SELLER is not otherwise in material default hereunder.

                  (d) By BUYER if at any time after;

                           (i) Forty-five (45) days after the date the
Bankruptcy Court enters the Expense Order, the conditions to Closing detailed in Sections 10.1, 10.2, 10.4 or 10.5 are not satisfied and BUYER is not otherwise in material default hereunder; or

                           (ii) Forty-five (45) days after the date the
Bankruptcy Court enters the Expense Order, the condition to Closing detailed in Section 10.6 is not satisfied and BUYER is not otherwise in material default hereunder.

                  (e) By BUYER if SELLER should take any action (other than those actions in furtherance of its fiduciary duties as permitted in Section
7.5 hereof) to pursue any sale or transfer of the Properties or sale or transfer of control of SELLER to any entity other than BUYER, or if SELLER withdraws the Sale Motion or the Expense Motion, or if SELLER , prior to any denial by the Bankruptcy Court to enter the Sale Order, otherwise pursues a plan of reorganization that does not incorporate the transactions contemplated by this Agreement; and

                  (f) By BUYER if the Bankruptcy Court does not enter the Expense Order on or before ten (10) days from the Execution Date, or if such order is vacated or reversed after its entry. If the Expense Order is denied, or is vacated or reversed, BUYER must elect and notify SELLER within ten (10) days after BUYER has received notice that the Expense Order has been denied, vacated or reversed, as to whether BUYER will terminate this Agreement or perform its obligations under this Agreement without the Expense Order (including the obligation to fund the Deposit for $2,000,000).

         12.7 EFFECT OF TERMINATION AND REMEDIES UPON BREACH.

                  (a) If this Agreement is terminated by BUYER and SELLER pursuant to Section 12.6(a), by SELLER pursuant to Section 12.6(b) or 12.6(c)(ii), or by BUYER pursuant to Section 12.6(b), 12.6(d)(ii) or Section 12.6(f), SELLER shall promptly refund the Deposit to BUYER, and this Agreement shall become void and of no further force or effect (except for the indemnity obligations in Section 3.3 and Sections 8.1, 8.2 and 14.10 and the rights and obligations in Sections 12.8 and 12.9, which shall survive such termination) and neither party shall have any other obligation or liability to the other party.

                  (b) If this Agreement is terminated by SELLER pursuant to
Section 12.6(c)(i), or if the transaction contemplated by this Agreement does not close because of a material breach of this Agreement by BUYER, SELLER shall as its sole and exclusive remedy retain the Deposit as liquidated damages, and this Agreement shall be of no further force or effect (except for the indemnity obligations in Section 3.3 and Sections 8.1, 8.2 and 14.10, which shall survive such termination) and neither party shall have any other obligation or liability to the other party.

                  (c) If this Agreement is terminated by BUYER pursuant to
Section 12.6(d)(i) or Section 12.6(e), or if the transaction contemplated by this Agreement does not close because of a material breach of this Agreement by SELLER, SELLER shall promptly refund the Deposit to BUYER and pay to BUYER, the sum of $2,000,000, as liquidated damages which shall be the sole and exclusive remedy for BUYER, and this Agreement shall be of no further force or effect, (except for the indemnity obligations in Section 3.3 and Sections 8.1, 8.2 and 14.10, which shall survive such termination) and neither party shall have any other obligation or liability to the other.

         12.8 BREAK-UP FEE. In the event this Agreement is terminated by SELLER pursuant to Section 12.6(c)(ii), or by BUYER pursuant to Section 12.6(d)(ii) and BUYER is otherwise not entitled to recover liquidated damages pursuant to Section 12.7(c), and;

                  (a) BUYER was not in breach of the Agreement at the time of termination; and

                  (b) SELLER sells substantially all of its assets or all of its stock to a third party within one-hundred forty (140) days after the 12.6(c)(ii) or 12.6(d)(ii) termination event, then SELLER shall promptly pay to BUYER the sum of $2,000,000 (herein the "BREAK-UP FEE").

         12.9 EXPENSE FEE. In the event this Agreement is terminated by SELLER pursuant to Section 12.6(c)(ii), or by BUYER pursuant to Section 12.6(d)(ii), and BUYER is otherwise not entitled to recover liquidated damages pursuant to
Section 12.7(c), and;

                  (a) BUYER was not in breach of the Agreement at the time of termination; and

                  (b) SELLER does not sell substantially all of its assets or all of its stock to a third party within one-hundred forty (140) days after the 12.6(c)(ii) or 12.6(d)(ii) termination event, then SELLER shall promptly reimburse BUYER for reasonable out of pocket expenses as approved by the Bankruptcy Court as incurred by BUYER in connection with its good faith actions in furtherance of performance pursuant to this Agreement, including without limitation the due diligence of BUYER with respect to the Properties; up to, but not to exceed $500,000 (herein the "EXPENSE FEE").

         12.10 PRIZE MOTION. After execution of this Agreement, SELLER shall promptly seek the Bankruptcy Court's approval, either in the Sale Motion or a separate motion or adversary proceeding, to sell and transfer all of SELLER's rights in and to the Prize Agreement to BUYER without restriction, penalty or diminution in SELLER's rights such that BUYER stands in the place of SELLER under the Prize Agreement as if no assignment thereof had been made. If within ninety (90) days from the date of entry of the Sale Order, Bankruptcy Court has entered an order approving the transfer of SELLER's rights in and to the Prize Agreement without restriction, penalty or diminution in SELLER's rights (whether through the Sale order itself or a separate order or judgment), the Purchase Price shall be adjusted upward in an amount equal to $250,000 and accounted for during the post closing under Section 12.1 of this Agreement. BUYER shall have the right without objection from SELLER to intervene in and pursue on behalf of SELLER any motion or adversary proceeding before the Bankruptcy Court regarding the transfer of the Prize Agreement. BUYER shall also have the right, at its sole election and upon notice to SELLER at any time prior to an entry of an order by the Bankruptcy Court concerning the Prize Agreement, to terminate the obligation of SELLER to take any further action regarding the Prize Agreement as contemplated in this Section, and no Purchase Price adjustment shall be made.

         12.11 SALES TAXES. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of the Sale Interest in the Properties pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, BUYER shall pay such tax as well as any applicable conveyance, transfer, and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. SELLER shall use its best efforts to minimize taxes in accordance with Section 1146 of the Code and other applicable law. BUYER SHALL DEFEND, INDEMNIFY, AND HOLD SELLER HARMLESS WITH RESPECT TO THE REPORTING AND PAYMENT OF ALL SUCH TAXES, IF ANY, INCLUDING ANY INTEREST OR PENALTIES ASSESSED THEREON.

         12.12 TAXES. All ad valorem, severance, or other such production or property taxes relating to the Sale Interest in the Properties shall be shared in proportion to the period of ownership of the Sale Interest in the Properties. Any such ad valorem, severance, or other such production or property tax relating to the period prior to the Effective Time shall be the responsibility of the SELLER. Any such ad valorem, severance, or other such production or property tax relating to the period after the

Effective Time and beyond shall be the responsibility of the BUYER. Accounting for taxes shall be made as provided in Section 2.3.


         ARTICLE 13.  ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

         13.1 DEFINITIONS. As used in this Agreement, "LOSSES" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character.

         13.2 ASSUMPTION OF CONTRACTS. The sale of the Sale Interest in the Properties is and will be made subject to the Contracts to which the Properties are presently subject. BUYER shall assume and be responsible only for all obligations accruing under the Contracts after the Effective Time.

         13.3 IMBALANCES. SELLER and BUYER hereby agree that (i) over or under imbalances with respect to gas production attributable to the Properties ("IMBALANCES") shall not be included in any Identified Claims asserted hereunder, and (ii) the Properties will be conveyed specifically subject to Imbalances which exist as of the Effective Time, with BUYER, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit.

         13.4 BUYER'S INDEMNITY. BUYER SHALL BE RESPONSIBLE FOR AND
INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS DIRECTORS, OFFICERS AND SHAREHOLDERS FROM AND AGAINST ALL LOSSES THAT IN ANY WAY RESULT FROM OR ARISE OUT OF THE USE, OWNERSHIP OR OPERATION OF THE PROPERTIES AND WHICH ACCRUE AND ARE BASED ON OCCURRENCES OR EVENTS AFTER THE EFFECTIVE TIME INCLUDING, WITHOUT LIMITATION (I) ANY LOSSES ARISING FROM ANY INJURY OR OCCURRENCE ON OR RELATING TO THE PROPERTIES, AND (II) ALL LOSSES, INCLUDING BUT NOT LIMITED TO ANY CIVIL FINES, PENALTIES, EXPENSES, COSTS OF CLEAN-UP OR REMEDIATION, AND PLUGGING LIABILITIES FOR ANY AND ALL WELLS, BROUGHT BY ANY AND ALL PERSONS, INCLUDING, BUT NOT LIMITED TO, BUYER'S AND SELLER'S EMPLOYEES, AGENTS, OR REPRESENTATIVES AND ALSO ANY PRIVATE CITIZENS, PERSONS, OR ORGANIZATIONS AND ANY AGENCY, BRANCH, OR REPRESENTATIVE OF FEDERAL, STATE, OR LOCAL GOVERNMENT, ON ACCOUNT OF ANY PERSONAL INJURY, DISEASE, OR DEATH OR ANY DAMAGE, DESTRUCTION, LOSS OF PROPERTY OR CONTAMINATION OF NATURAL RESOURCES (INCLUDING AIR, SOIL, SURFACE WATER, OR GROUND WATER) RESULTING FROM OR ARISING OUT OF ANY LIABILITY CAUSED BY OR CONNECTED WITH ANY ENVIRONMENTAL CONDITION OF, ON, OR RESULTING FROM THE PROPERTIES INCLUDING, BUT NOT LIMITED TO, THE PRESENCE, DISPOSAL, OR RELEASE OF ANY MATERIAL OF ANY KIND IN, ON OR UNDER THE PROPERTIES OR OTHER AFFECTED

PROPERTY, OR CAUSED BY OR CONNECTED WITH ACTS OR OMISSIONS OF ANY PARTY'S EMPLOYEES, REPRESENTATIVES, OR AGENTS WITH REGARD TO THE USE, OWNERSHIP, OR OPERATORSHIP OF THE PROPERTIES AFTER THE EFFECTIVE TIME.

         13.5 LITIGATION. Upon Closing, SELLER shall be responsible for and to the extent not discharged in the Bankruptcy Proceeding retain all litigation which has been filed and served on SELLER before the execution of this Agreement to which BUYER is not a party and SELLER is a party.


                            ARTICLE 14. MISCELLANEOUS

         14.1 AMENDMENT. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

         14.2 GENDER. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person or entity" shall mean any natural person, corporation, partnership, trust, estate, or other entity.

         14.3 ENTIRE AGREEMENT. This Agreement and that certain
Confidentiality Agreement dated August 11, 1999 constitute the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

         14.4 SUCCESSORS AND ASSIGNS . This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies.

         14.5 SURVIVABILITY. Except for Sections 3.3, 3.6(b), 4.16, 8.1, 8.2, 12.1, 12.8, 12.9, 12.10 and 14.10, no indemnifications, covenants, agreements, representations, guaranties, and warranties shall survive the Closing.

         14.6 SEVERABILITY. If a court of competent jurisdiction determines that any clause or provisions of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         14.7 GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed and construed under the laws of the State of Texas (excluding any conflict of laws provision that would require the application of any other jurisdiction), and exclusive jurisdiction and venue for any dispute concerning the validity, construction, interpretation or enforcement of this Agreement shall be in the Bankruptcy Court, as a proceeding ancillary to the Bankruptcy Proceeding.

         14.8 CONFIDENTIALITY. Until Closing SELLER and BUYER agree to keep all information regarding the terms and provisions of this Agreement and the transactions contemplated hereby confidential at all times and agree not to disclose any information which cannot be obtained from public sources, except where required to do so by law, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         14.9 ASSIGNABILITY. Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

         14.10 EXPRESS NEGLIGENCE RULE; CONSPICUOUSNESS. BUYER ACKNOWLEDGES THAT THE PROVISIONS IN THIS AGREEMENT THAT ARE SET OUT IN ITALICS, IN BOLD, UNDERLINE OR CAPITALS (OR ANY COMBINATION THEREOF) SATISFY THE REQUIREMENTS FOR THE EXPRESS NEGLIGENCE RULE AND/OR ARE CONSPICUOUS.

         14.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

         14.12 PRESS RELEASE. SELLER and BUYER shall consult with each other with regard to all press releases and other public announcements issued concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency, stock exchange or over-the-counter market, neither BUYER nor SELLER shall issue any such press release or make any other public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         The parties have executed this Agreement as of the date first above mentioned.



                                   BUYER:


                                   By:
                                      ------------------------------------
                                   Name: Mark E. Monroe
                                   Title: President and Chief Executive Officer

                                   SELLER:

                                   COSTILLA ENERGY, INC.

                                   By:
                                      ------------------------------------
                                   Name: Cadell S. Liedtke
                                   Title: Chairman of the Board



STATE OF OKLAHOMA                   Section
                                    Section
COUNTY OF _________                 Section

         This instrument was acknowledged before me on _____________________, 2000, by Mark E. Monroe, the President and Chief Executive Officer of Louis Dreyfus Natural Gas Corp., a ________ corporation on behalf of said corporation.


                                   ---------------------------------------
                                   Notary Public
                                   My Commission Expires:________________


STATE OF TEXAS                      Section
                                    Section
COUNTY OF MIDLAND                   Section

         This instrument was acknowledged before me on _____________________, 2000, by Cadell Liedtke, the Chairman of the Board of Costilla Energy, Inc., a Texas corporation on behalf of said corporation.


                                   ---------------------------------------
                                   Notary Public
                                   My Commission Expires:________________